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                                             Exhibit 23(e)


                             CONSENT


     We consent to the reference to our firm under the heading "Experts" in the Quarterly Report on Form 10-Q being filed on or about the date hereof by Entergy Corporation, Arkansas Power & Light Company, Gulf States Utilities Company ("GSU"), Louisiana Power & Light Company, Mississippi Power & Light Company, New Orleans Public Service Inc. and System Energy Resources, Inc. We further consent to the incorporation by reference of such reference to our firm into GSU's Registration Statements on Form S-3 and Form S-8 (File Numbers 2-76551, 2-98011, 33-49739 and 33-
51181) of such reference and Statements.



                                        /s/SANDLIN ASSOCIATES

                                        SANDLIN ASSOCIATES
                                        Management Consultants

Pasco, Washington
May 10, 1994